Exhibit 5.1

T ROUTMAN S ANDERS LLP
A T T O R N E Y S A T L A W A LIMITED LIABILITY PARTNERSHIP THE CHRYSLER BUILDING 405 LEXINGTON AVENUE NEW YORK, NEW YORK 10174 www.troutmansanders.com TELEPHONE: 212-704-6000 FACSIMILE: 212-704-6288

August 31, 2007

Board of DirectorsAerosonic
Corporation1212
North Hercules AvenueClearwater,
FL  33765

Dear Sir or Madam:

        We have acted as counsel to Aerosonic Corporation, a Delaware corporation (the “Company”), in connection with the proposed registration by the Company under the Securities Act of 1933, as amended (the “Act”), of 200,000 shares of the Company’s Common Stock, par value $0.40 per share (the “Common Stock”), pursuant to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission on the date hereof, that may be issued under the Company’s Amended and Restated 2004 Stock Incentive Plan (the “Plan”), and such additional indeterminate number of shares of Common Stock as may be issued under the anti-dilution provisions of the Plan.

        In rendering the opinions expressed below, we have examined the Company’s Certificate of Incorporation and Bylaws, each as amended to date, the Plan, and the minutes of the corporate proceedings taken by the Company in connection with the Plan. In addition, we have examined and relied upon such other matters of law, certificates and examinations of public officials as we have deemed relevant to the rendering of this opinion. In all of our examinations, we have assumed the accuracy of all information furnished to us and the genuineness of all documents and the conformity to originals of all documents submitted to us as certified, conformed, facsimile or photostatic copies thereof, as well as the genuineness of all signatures on all such documents.

        Based upon and subject to the foregoing, we are of the opinion that the shares of the Company’s Common Stock to be issued under the Plan will be, when issued pursuant to the provisions of the Plan, legally issued, fully paid and non-assessable.

ATLANTA • HONG KONG • LONDON • NEW YORK • NEWARK • NORFOLK • RALEIGH RICHMOND • SHANGHAI • TYSONS CORNER • VIRGINIA BEACH • WASHINGTON, D.C.

TROUTMAN SANDERS LLP
ATTORNEYS AT LAW
A LIMITED LIABILITY PARTNERSHIP

August 31, 2007

        We hereby consent to the filing of a copy of this opinion as an exhibit to the Company’s Registration Statement with respect to the Plan. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.

        Our opinion is limited to the date hereof and we do not in any event undertake to advise you of any facts or circumstances occurring or coming to our attention subsequent to the date hereof.

        We are counsel admitted to practice in the State of New York, and we express no opinions as to the applicable laws of any jurisdiction other than those of the State of New York, the United States of America, and the State of Delaware.

Very truly yours,

/s/ TROUTMAN SANDERS LLP